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                                                                   Exhibit 10.10

                                January 31, 2001

Mr. William P. Fricks
2327 West Island Road
Williamsburg, Virginia 23185

Dear Bill:

      Set forth below is a modified Section 8 to your Amended Employment Agreement dated February 4, 1999 ("Agreement"). This modification supersedes the current Section 8 in your Agreement and reflects the changes approved by the Compensation Committee at its December 11, 2000 meeting.

      8. Your pension benefit from the NNS qualified and non-qualified retirement plans, the Tenneco qualified and non-qualified retirement plans and this Agreement in combination will be equal to the larger of (a) or (b):

            (a) 60% of your Final Average Compensation (highest three out of the last five years) as defined in the Newport News Shipbuilding Inc. Supplemental Executive Retirement Plan. (Note: Under the terms of your prior Employment Agreement you have met both the age and the service requirements necessary to receive this unreduced 60% pension benefit.)

            (b) The amount of pension benefit that is the Actuarial Equivalent (as defined in the Newport News Shipbuilding Inc. Retirement
                  Plan) of the pension benefit that you would have received if you had elected to retire effective January 1, 2001 or, if greater, as of any subsequent January 1.

            Your non-qualified benefit will be paid to you as an annuity or as a lump sum at your option, using the same factors that are used to calculate optional forms of benefits in the Newport News Shipbuilding Inc. Retirement Plan. However, the portions of your pension benefit payable from the Newport News Shipbuilding Inc. Retirement Plan and from the Tenneco qualified and non-qualified plans may not be available to you as a lump sum.

            Your rights under this Section 8 will survive termination of this Agreement.

      In all other respects, the Agreement will be unchanged, except that effective January 1, 2001, you will be paid a base salary of not less than $650,000 per year, which shall be
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subject to such adjustments as may be approved from time to time by the
Compensation Committee.

                                    Sincerely,


                                    Joseph J. Sisco
                                    Chairman
                                    Compensation and Benefits Committee

ACKNOWLEDGED AND ACCEPTED:


--------------------------------
William P. Fricks

On this ____ day of January 2001